Exhibit 99.1
Theodore R. Lazo
General Counsel
NYSE Regulation, Inc.
801 Pennsylvania Avenue, N.W., Suite 630
Washington, D.C. 20004
202.661.8949
tlazo@nyx.com
July 6, 2011
BY FEDERAL EXPRESS AND EMAIL
Howard Solomon
Chairman, CEO & President
Forest Laboratories, Inc.
909 Third Avenue
Corporate Headquarters
New York, New York 10022
     Re: Annual Meeting of Forest Laboratories, Inc.
Dear Mr. Solomon:
          Pursuant to Section 303A.13 of the Listed Company Manual of the New York Stock Exchange LLC (“NYSE” or the “Exchange”), this letter constitutes a public reprimand by the Exchange to Forest Laboratories, Inc. (the “Company”) as a result of its failure to provide timely notification to the Exchange of the record date for the Company’s upcoming annual meeting scheduled for August 15, 2011.
          Sections 204.21 and 401.02 of the Listed Company Manual require that the Exchange receive notice of a company’s record date “not later than the tenth day prior to the record date.” The Exchange understands that the Company has set a record date of June 24, 2011 for its annual meeting to be held on August 15, 2011. The Exchange does not believe that the Company timely gave notice to the Exchange about the setting of that record date for the following reasons:
•	The Exchange has no record of receiving a copy of the Company’s May 19, 2011 letter regarding the record date, by facsimile or otherwise, on a date at least ten days before the record date. Although the Company sent the Exchange a copy of the record date letter on June 17, 2011 by electronic mail, that was less than ten days before the record date.

•	Although the Company asserts that the record date letter was sent to the Exchange by facsimile on May 19, 2011, it has not produced a copy of a confirmation from the Company’s fax machine indicating successful transmission of the record date letter to the Exchange on May 19, 2011 or otherwise on a date at least ten days before the record date.

Howard Solomon
July 6, 2011

          The Exchange has thus determined that the Company has violated one of the Exchange’s listing standards by setting a record date without proper notice to the Exchange. In this regard, Section 303A.13 of the Exchange’s Listed Company Manual allows the Exchange to issue a public reprimand letter to a listed company that has violated a listing standard as an alternative to suspending trading in or delisting the listed company.
          Taking into account the following reasons, among other factors, the Exchange has determined that suspending trading in or delisting the Company’s securities is not warranted by the Company’s failure to provide the notice of its record date as required by the Exchange’s Listed Company Manual:
•	The information available to the Exchange indicates that the Company’s failure to comply with Listed Company Manual Sections 204.21 and 401.02 was not intentional and that the Company appears to have made good-faith efforts to comply with the notice requirement.

•	The information available to the Exchange indicates that the Company did give notice of the record date to the Depository Trust and Clearing Corporation (“DTCC”) and Broadridge Financial Solutions (“Broadridge”) more than ten days before the record date and it does appear that such notice was thus generally communicated to investors and the markets by DTCC and Broadridge more than ten days before the record date.

•	The Company has not fallen below the financial and other continued listing standards provided in Chapter 8 of the Listed Company Manual or failed to comply with the audit committee standards set out in Section 303A.06.[1]
          In issuing this public reprimand letter, the Exchange does not take any position regarding whether the Company has complied with any state or federal law that might be applicable to the conduct of its annual meeting or the effectiveness of any votes solicited or taken at that meeting. The Exchange also takes no position on the effect, if any, of the Company’s failure to comply with the provisions of the Listed Company Manual on the

[1]	The Commentary to Section 303A.13 of the Listed Company Manual states that the issuance of a public reprimand letter “is not intended for use in the case of companies that fall below the financial and other continued listing standards provided in Chapter 8 of the Listed Company Manual or that fail to comply with the audit committee standards set out in Section 303A.06.”

Howard Solomon
July 6, 2011

conduct of the Company’s annual meeting or the effectiveness of any votes solicited or taken at that meeting.
          The Exchange reminds the Company that this letter is a mandatory disclosure event pursuant to Item 3.01 of Form 8-K. The Company is therefore required to file a current report on Form 8-K disclosing receipt of this letter within the normal time period required for such disclosures.
          If you have questions about this letter, please do not hesitate to contact me directly.
Sincerely,

cc:	Andrew R. Brownstein, Esq., Wachtell, Lipton, Rosen & Katz (by email) Igor Kirman, Esq., Wachtell, Lipton, Rosen & Katz (by email)